Exhibit 99.1

DRI Corporation Posts Positive Second Quarter 2009 Results and Increases Earnings Guidance to 22 Cents

  Second Quarter 2009 EPS 9 Cents
  Revenue Up 13 Percent Over Second Quarter 2008
  Management Expects Positive Results for Balance of FY2009
  Conference Call Slated Aug. 17, 2009, at 11 a.m. (Eastern)

DALLAS--(BUSINESS WIRE)--August 13, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it posted second quarter 2009 net sales of $21.5 million, up 13 percent over the $19.1 million in sales for the same period last year.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “Our second quarter was robust as we had expected. We posted a net profit of 9 cents per diluted common share outstanding, as compared to a net profit of 3 cents per share for the same period last year. The mix of product gross margins was less favorable than second quarter 2008, and we recorded several generally non-recurring expense items – some of which were not operational in nature – as well as a foreign currency gain. In combination with our revenue increase and our tax-sheltered earnings position, we posted considerably improved earnings per share performance.”

Earlier today, the Company filed with the Securities and Exchange Commission (SEC) a Form 10-Q for the period ended June 30, 2009.

SECOND QUARTER 2009 RESULTS

For the period ended June 30, 2009, net sales were $21.5 million and the net profit to common shareholders was $1.07 million, or 9 cents per diluted share. This compares to net sales of $19.1 million and a net profit of $384 thousand, or 3 cents per diluted share, for the same period last year.

Basic weighted-average shares outstanding as of June 30, 2009, were 11.5 million, as compared to 11.2 million a year ago. Diluted weighted-average shares outstanding as of June 30, 2009, were 13.2 million, as compared to 11.6 million a year ago.

SIX-MONTH RESULTS

For the six months ended June 30, 2009, the Company posted net sales of $34.8 million and a net loss to common shareholders of $11 thousand, or zero cents per diluted common share outstanding. This compares to net sales of $36.1 million and net income to common shareholders of $1.0 million, or 9 cents per diluted common share outstanding, for the same period last year.

Basic and diluted weighted-average shares outstanding for the six-month period 2009 were 11.5 million and 11.5 million, respectively, as compared to 11.2 million and 12.6 million, respectively, a year ago.

FY2009 GUIDANCE INCREASES TO 22 CENTS

Mr. Turney said: “We presently expect the third and fourth quarters of 2009 to be profitable and to exceed the revenues of the same quarters last year. Although shifting exchange rates are impacting our anticipated fiscal year 2009 revenue, there should be minimal impact on our earnings; thus, we are increasing our earnings guidance. When we initially issued our revenue guidance of $90 million for fiscal year 2009, our numbers were based on then current exchange rates. The primary driver of the change in revenue guidance is exchange rates; our revenue should be approximately $83 million for fiscal year 2009, as compared to the $70.6 million in fiscal year 2008. Also, as noted previously, we’ve experienced limited slowdown in certain markets, such as India and Brazil, which may have been attributed to the worldwide economic slowdown over the past few quarters. The slowdown may continue to a lesser extent through the end of the year in Brazil, but India has rebounded with strength as indicated in our recent announcements about orders there. Most importantly, notwithstanding the shifting exchange rates and related lower revenue expectation, we now expect fiscal year 2009 earnings to reach 22 cents per share – a 10 percent increase over our prior guidance of 20 cents. Our forecasts do include the utilization of tax loss carry forwards available to us in the U.S. and Germany, which we presently expect will significantly shelter earnings in those tax jurisdictions for several years. Recall our fiscal year 2008 earnings per share of 10 cents, our fiscal year 2007 earnings per share of 3 cents, and our fiscal year 2006 loss per share of 43 cents; we believe the new fiscal year 2009 guidance of 22 cents per share is indication of the improvements that we are recording. We’re well underway to what we believe will be another record year.”

ORDER FLOW

“Our order flow continues to be strong. On June 30, 2009, our backlog was $14.3 million, as compared to $9.9 million at Dec. 31, 2008. Long-term positive market drivers for the global transit industry remain very much in play. U.S. federal stimulus funding order activity remains essentially unchanged; orders are materializing slower than we would like, but they are materializing and a few of our proposals have converted into firm orders. We expect to see additional orders materialize as the September 2009 federal commitment deadline approaches. Later this year, we plan to discuss the aggregate orders received as a direct result of the U.S. federal stimulus funding,” Mr. Turney said.

MOBITEC BRAZIL LTDA ACQUISITION

“We recently entered into an agreement to acquire the remaining 50 percent of the Mobitec Brazil Ltda joint venture in Caxias do Sul, Brazil, for $2.95 million. The acquisition process extends to early October 2009 and rescission provisions exist, but we believe that the transaction is more likely than not to conclude. This acquisition will enable us to capture the full profit stream from Mobitec Brazil Ltda, as well as to further expand the global reach of DRI and our Mobitec® brand through potential additional growth opportunities in Latin America. We are excited about this development, which has long been in the making. The served Latin American market is very attractive and we believe that, following a transitional period, we can accelerate growth there,” Mr. Turney said.

Additional acquisition details are available via a Form 8-K filed with the SEC on July 27, 2009.

LOAN MODIFICATIONS

The Company recently reported that certain of its loan facilities with domestic and foreign lenders have been modified to moderately increase credit availability and to further accommodate the expected date of acquisition of the Mobitec Brazil Ltda equity interest. For details on those loan modifications, refer to the timely filed Form 8-Ks.

To enter into the Mobitec Brazil Ltda Purchase Agreement and the related transactions, the Company obtained an acknowledgement and waiver from BHC Interim Funding III, L.P. (BHC). Under the waiver, BHC consented to the transactions contemplated under the Purchase Agreement and related documents and waived any defaults that the consummation of those transactions might cause under the Loan Agreement. The Company and BHC subsequently agreed to such Loan Agreement amendments as were made necessary by the transaction.

“These actions are reflective of the growth and development that was expected and is happening. At this time, the Company does not expect these modifications to cause a material impact on earnings; management has already factored such into the earnings forecast for fiscal year 2009,” Mr. Turney said.

FEDERAL LEGISLATION FOR U.S. TRANSIT PROGRAMS

According to reports from the American Public Transportation Association, the U.S. House Appropriations Subcommittee on Transportation, Housing and Urban Development and Related Agencies Appropriations marked-up its annual appropriations bill on July 13, 2009. The bill provides $10.484 billion for federal transit programs, roughly a 1 percent increase over last year’s level, as well as $4 billion for high speed rail in the federal government’s fiscal year 2010. Consideration is underway because the current federal funding authorizing legislation – Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (SAFETEA-LU) – will expire at the end of the present federal fiscal year on Sept. 30, 2009. Final legislative actions on appropriations most likely will begin when Congress reconvenes after the August 2009 recess.

New authorizing legislation also is being prepared by the U.S. House Committee on Transportation & Infrastructure, which has already released its proposal for the next surface transportation authorization bill to replace SAFETEA-LU. The proposal, “A Blueprint for Investment and Reform,” recommends a $450 billion investment in surface transportation programs over a six-year period, including $99.8 billion for public transportation programs – which, if enacted, would be more than a 90 percent increase over present SAFETEA-LU levels. The bill recommends an additional $50 billion to create a national high speed rail network. Funding ways and means for the proposed legislation must still be addressed and the final passage of any form of new legislation is not expected to occur until the next federal fiscal year.

Mr. Turney said: “Clearly, with such unprecedented funding increases under consideration, Washington recognizes that transit plays a vital role in our economy and the very well being of our nation. While we would much prefer that the new legislation progress quickly, it is obvious that many conflicting priorities confront legislators. The interim action to continue the present programs for a significant period of time, while being the less desirable approach, would be a workable solution. Overall, we see these legislative actions as being supportive of our business plans.”

NEW THREE-YEAR STRATEGIC BUSINESS PLAN

Mr. Turney said: “We are now concluding our Strategic Business Plan for the Company’s fiscal years 2010, 2011 and 2012. Preliminarily, we’re now able to report that our past revenue guidance, achieving a revenue run rate of $120 million by the end of fiscal year 2011, remains valid. Additional increases also appear to be likely in 2012. We plan to discuss this matter in further detail when we report our third quarter 2009 earnings in November.”

CONFERENCE CALL

Management will discuss second quarter 2009 results during an investors’ conference call on Monday, Aug. 17, 2009, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available through Nov. 16, 2009 via the following telephone numbers: domestic, (877) 656-8905; or international, (334) 323-9859. The replay code is 54688107.
  To participate via webcast, go to http://viavid.net/dce.aspx?sid=00006920. The webcast will be archived until Nov. 16, 2009.

MARK YOUR CALENDAR

  On or about Nov. 16, 2009, the Company plans to file with the SEC a Form 10-Q for the period ending Sept. 30, 2009.
  On or about Nov. 17, 2009, management plans to discuss third quarter 2009 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan, expectations for transit industry support for the Company; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “should,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and quarterly report on Form 10-Q filed Aug. 13, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)

	June 30, 2009	December 31,
	(Unaudited)	2008
ASSETS
Current Assets
Cash and cash equivalents	$414	$598
Trade accounts receivable, net	18,357	12,403
Current portion of note receivable	86	86
Other receivables	721	431
Inventories	12,406	10,662
Prepaids and other current assets	759	427
Total current assets	32,743	24,607

Property and equipment, net	4,164	3,607
Long-term portion of note receivable	172	172
Goodwill	9,056	9,034
Intangible assets, net	730	790
Deferred tax assets, net	-	94
Other assets	991	1,157
Total assets	$47,856	$39,461

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$5,612	$3,743
Loans payable	972	719
Current portion of long-term debt	210	193
Current portion of foreign tax settlement	473	386
Accounts payable	10,944	5,347
Accrued expenses and other current liabilities	4,644	4,359
Preferred stock dividends payable	18	16
Total current liabilities	22,873	14,763

Long-term debt and capital leases, net	5,282	5,149

Foreign tax settlement, long-term	480	528

Deferred tax liabilities, net	108	137

Liability for uncertain tax positions	297	300

Commitments and contingencies

Shareholders' Equity and Noncontrolling Interests
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 500 shares authorized; 80 shares issued and outstanding at June 30, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	337	337
Series G Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 462 and 444 shares issued and outstanding at June 30, 2009, and December 31, 2008, respectively; redeemable at the discretion of the Company after five years from date of issuance.	2,028	1,938
Series H Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 600 shares authorized; 66 and 64 shares issued and outstanding at June 30, 2009, and December 31, 2008, respectively; redeemable at the discretion of the Company after five years from date of issuance.	282	272
Series J Redeemable, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 250 shares authorized; 90 shares issued and outstanding at June 30, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	388	388
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value,
liquidation preference of $5,000 per share; 20,000 shares authorized; 166 shares issued and outstanding at June 30, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	830	830
Common stock, $.10 par value, 25,000,000 shares authorized; 11,512,436 and
11,466,606 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively.	1,151	1,147
Additional paid-in capital	32,433	32,706
Accumulated other comprehensive income - foreign currency translation	849	512
Accumulated deficit	(19,963)	(20,398)
Total DRI shareholders' equity	18,335	17,732
Noncontrolling interests
Noncontrolling interest - Mobitec Brazil Ltda.	243	596
Noncontrolling interest - Castmaster Mobitec India Private Limited	238	256
Total noncontrolling interests	481	852
Total shareholders' equity	18,816	18,584
Total liabilities and shareholders' equity	$47,856	$39,461

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$21,514	$19,103	$34,779	$36,128
Cost of sales	14,844	12,560	24,360	23,553
Gross profit	6,670	6,543	10,419	12,575

Operating expenses
Selling, general and administrative	5,155	4,814	9,628	9,123
Research and development	189	237	268	524
Total operating expenses	5,344	5,051	9,896	9,647

Operating income	1,326	1,492	523	2,928

Other income (loss)	(106)	(23)	(112)	69
Foreign currency gain	149	1	24	164
Interest expense	(365)	(358)	(701)	(661)
Total other income and expense	(322)	(380)	(789)	(428)

Income (loss) before income tax expense	1,004	1,112	(266)	2,500

Income tax (expense) benefit	19	(518)	38	(888)

Net income (loss)	1,023	594	(228)	1,612

Net (income) loss attributable to noncontrolling interests	130	(135)	371	(431)

Net income attributable to DRI	1,153	459	143	1,181

Provision for preferred stock dividends	(78)	(75)	(154)	(149)

Net income (loss) applicable to common shareholders	$1,075	$384	$(11)	$1,032

Net income (loss) per share applicable to common shareholders
Basic	$0.09	$0.03	$(0.00)	$0.09
Diluted	$0.09	$0.03	$(0.00)	$0.09

Weighted average number of common shares and common share equivalents outstanding
Basic	11,498,254	11,227,274	11,485,806	11,207,633
Diluted	13,228,690	11,610,692	11,485,806	12,646,895

CONTACT:
DRI Corporation
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com